UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

☒	Filed by the Registrant
☐	Filed by a party other than the Registrant

CHECK THE APPROPRIATE BOX:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

lululemon athletica inc.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (CHECK ALL BOXES THAT APPLY):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

On May 18, 2026, lululemon athletica inc. issued the following press release in connection with its 2026 Annual Meeting of Shareholders.

lululemon Highlights Strength of its Refreshed Board, with the Right Expertise to Drive the Company’s Next Phase of Growth and Enhanced Shareholder Value

Company Files Definitive Proxy Materials and Sends Letter to Shareholders

Urges Shareholders to Vote the WHITE Card Today “FOR” lululemon’s
Three Recommended Director Nominees — Chip Bergh, Esi Eggleston Bracey, and Teri List

Visit voteforlululemon.com for More Information

VANCOUVER, British Columbia — May 18, 2026 — lululemon athletica inc. (NASDAQ:LULU) today filed definitive proxy materials with the Securities and Exchange Commission in connection with the company’s upcoming Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 25, 2026. Shareholders of record as of April 30, 2026 will be entitled to vote at the meeting. The definitive proxy statement and other important information related to the Annual Meeting can be found at voteforlululemon.com.

In connection with the filing of the definitive proxy statement, the lululemon Board of Directors (the “Board”) is also mailing a letter to the company’s shareholders and issued the following statement:

Building on decades of growth and value creation, the lululemon Board has taken and continues to take decisive steps to address recent performance with bold actions that position the company for its next phase of success. With a purpose-built, refreshed Board, an incoming CEO with the right balance of creativity and operational discipline, and an outstanding team advancing our strategies with urgency, the company is continuing its forward motion and is well positioned to deliver on lululemon’s full potential and drive shareholder value.

More than ten years ago, Chip Wilson stepped off the Board as a result of several public controversies and his involvement in a competing business. Since then, he has been attacking the company and the Board for many years, even when the company’s performance was stellar. Mr. Wilson has outdated perspectives about how to position lululemon and the future of the company, as well as troubling conflicts of interest. His actions have been damaging to the brand and harming the very stakeholders he claims to represent: shareholders, guests, and employees. Electing any of Mr. Wilson’s nominees would endorse his misguided perspectives, significantly downgrade the Board’s skills and expertise, and jeopardize the ability of the leadership team and our incoming CEO to effectively build on and accelerate lululemon’s ongoing action plan at a critical time for the business.

The Board urges shareholders to vote the WHITE proxy card “FOR” the company’s three directors up for election — Chip Bergh, Esi Eggleston Bracey, and Teri List. Each of the company’s director nominees are proven executives with deep industry expertise and valuable skillsets directly relevant to lululemon’s business that are vastly superior to Mr. Wilson’s nominees. Collectively, lululemon’s Board brings deep consumer and retail knowledge, leadership experience at scaled global businesses dependent on meaningful creative innovation, and governance expertise gained through extensive public company board service.

This is the moment to support lululemon’s progress — not put it at risk.

Vote the WHITE proxy card today “FOR” lululemon’s three recommended director nominees — Chip Bergh, Esi Eggleston Bracey, and Teri List.

The full text of the letter follows:

Dear Fellow Shareholder,

We are confident in lululemon’s future. Building on decades of growth and value creation, your Board and the company’s leadership are taking decisive steps to address recent performance with bold actions that position the company for its next phase of success.

Creativity and performance have always been — and will continue to be — at lululemon’s core. Guided by the mindful athlete as our true north star, our team creates with intention and remains focused on blending technical fabric innovation, elevated design, and transformative experiences. lululemon has always been more than a brand. It is a trusted community built on human connection, inspiration, and a shared pursuit of growth. Our commitment to mindful performance is how we support our guests and collective, and work to inspire the world to sweat, grow, and connect.

With an experienced and refreshed Board, an incoming CEO who brings a unique balance of creativity and operational discipline, and our strong company leadership team advancing a clear set of strategies with urgency and focus across the company, we are confident in our ability to accelerate growth and deliver enhanced shareholder value.

Your vote at this year’s Annual Meeting is critically important and we strongly urge you to use the WHITE proxy card to vote “FOR” lululemon’s three highly qualified directors — Chip Bergh, Esi Eggleston Bracey, and Teri List — for election to your Board of Directors. These directors are proven leaders with deep industry, innovation, finance, and governance expertise.

Dennis J. “Chip” Wilson, who stopped serving on the Board over a decade ago for well-documented reasons, has been attacking the company and the Board for many years, damaging the brand and hurting shareholders. He has now put forward three opposing nominees in an attempt to regain increased influence over the company that he has coveted since he left. Your Board firmly believes that replacing any of lululemon’s directors with Mr. Wilson’s less qualified nominees would endorse his misguided perspectives, deprive the company of critical skills and expertise, and risk derailing our progress in an especially pivotal time for our business and organization.

The election of any of Mr. Wilson’s nominees would put our forward motion at risk.

Your Board has Overseen Significant Historical Growth and Value Creation
and is Taking a New Direction with a Clear Plan to Restore Product Leadership lululemon created an entirely new apparel category by providing women practicing yoga an alternative to the clothing available at the time that did not fit or perform well. The insight shaped the company’s DNA and provided the foundation for our enduring brand pillars — technical performance, a fabric-first innovation philosophy, a community-centered retail model, and a lifestyle identity rooted in wellness, movement, and mindfulness. lululemon has demonstrated an ability to translate these brand pillars into significant sustained growth and cultural relevance, by empowering mindful athletes beyond yoga, as we have built one of the most distinctive brands in global athletic apparel.

Mr. Wilson stepped down as CEO of lululemon in 2005 when revenues were less than $85 million. A new CEO was appointed to help scale the business, and the company went public in 2007. At the start of 2015, Mr. Wilson had to step down from the Board, separating from the business entirely, as a result of several brand-damaging public controversies and his involvement in a competing business. lululemon was generating less than $2 billion in annual revenue at the time.

Over the past decade, your Board has guided lululemon through a significant period of growth. The company achieved a 10-year revenue CAGR of 18%, an operating income CAGR of 20%, and a diluted earnings per share CAGR of 22%. In fiscal 2025, annual revenue reached $11.1 billion, operating income increased to $2.2 billion, and we ended the fiscal year with $1.8 billion in cash and no debt. The company’s historic growth and value creation have been driven by strong performance in North America and supported by strategic investments made to increase the digital business, grow the Men’s category, and expand into several new and important international markets. We scaled the company’s footprint from 365 stores in 10 markets to over 850 stores in more than 30 markets and brought lululemon’s ethos beyond yoga to athletes across even more activities, including run, train, golf, and tennis.i

Financial performance remained robust through fiscal 2023, when the company delivered year-over-year revenue growth of 19%, including double-digit gains in both our Women’s and Men’s categories and 36% growth in accessories and other categories. All channel performance was equally strong year-over-year, with store revenue up 21% and digital revenue up 17%. International markets emerged as a key growth engine, supported by continued product innovation across core franchises such as Align, Scuba, and ABC, alongside new introductions like Wundermost.

In fiscal 2025, after year-over-year revenue growth had slowed to 10% in fiscal 2024, with performance in North America softening and comparable sales declining slightly, your Board initiated a fact-based diagnostic of the business to more deeply review the drivers of these trends. This work showed there was a need for changes to strategy and leadership across several areas of the business. In conjunction with the diagnostic, we took meaningful steps to strengthen the broader leadership team, which included bolstering our product team and appointing and promoting new leadership to oversee lululemon’s global commercial strategy and regions. Ultimately, your Board identified the need to further enhance the team’s capabilities. In December 2025, the company announced a CEO transition, so the Board could conduct a broad, open search for the company’s next leader.

To guide the company forward during this critical period, your Board appointed two leaders to serve as interim co-CEOs: Meghan Frank, who has served as Chief Financial Officer since 2020, and André Maestrini who joined the company in 2021 and was promoted last year to President and Chief Commercial Officer. With the support of Board Chair Marti Morfitt in her current role as Executive Chair, and the broader lululemon leadership team, Ms. Frank and Mr. Maestrini seamlessly stepped in to lead the business during this period.

Advancing a Clear Set of Strategies

Your Board also pushed for deliberate steps to reset our strategic focus and course-correct where needed. Since their appointment as co-CEOs, Ms. Frank and Mr. Maestrini have led our leadership team in refining and driving our action plan centered on three pillars — product creation, product activation, and enterprise enablement. We are executing a clear set of strategies in each pillar that is designed to deliver a positive impact on the business this year and into the future. Our team is focused on:

•        Re-energizing the creative product engine.    We are accelerating innovation and improving the speed, agility, and quality of our go-to-market process. Our product strategy is focused on newness and maintaining our premium positioning. We are increasing full-price sales and managing inventories tightly.

•        Accelerating brand strength and driving product discovery and excitement.    We are bringing our product to life through elevated storytelling, immersive brand activations, and culturally relevant moments that deepen guest connection in North America and around the world. We are better aligning innovation, product drops, and brand experiences.

•        Supporting efficiency across our organization and empowering our people and culture.    We are simplifying our operations, focusing on scaling more effectively and remaining disciplined in store footprint expansion, while continuing to invest in key growth initiatives. Our leadership team is committed to continuing to support the culture that has always been central to lululemon and our success.

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i.        Fiscal 2015 vs Fiscal 2025, includes company-operated stores and locations operated by 3rd parties under license and supply arrangements

We know our guests expect new and unparalleled product from us in terms of design, fabrication, performance, and innovation — and that is what we are working to continually deliver. While there is significant potential yet to be realized, the work we have underway is already visible across the business: product innovations and newness such as Unrestricted Power, ThermoZen, and our latest run collection, exciting brand and product activations that bring our communities together, and a lululemon team that is energized about serving our guests and collective. Over time, we expect these and other initiatives we have underway to fuel a return to growth in North America, drive continued international momentum, and set the company up for its next phase of success.

The Right CEO to Drive lululemon’s Next Phase of
Transformation, Innovation, and Operational Excellence at Scale

A bold future starts with bold leadership. Your Board knows that having a world-class CEO who has the optimal combination of knowledge and skills is essential for lululemon’s next phase. Following a rigorous search process that evaluated a broad slate of highly qualified candidates across the retail and consumer landscape, the Board identified industry veteran Heidi O’Neill to be the company’s next CEO. Ms. O’Neill is the ideal executive to lead lululemon forward — bringing the unique balance of creativity and operational discipline required at this pivotal moment.

As the Board initiated the CEO search, we established criteria that encompassed both turnaround and growth experience. We recognize there are parts of lululemon’s business that need a reset, but that should not be the end game. The lululemon brand remains fundamentally strong and there is significant potential to innovate and evolve product and engage our communities to scale the business even further across activities and internationally. During the months-long interview process, Ms. O’Neill distinguished herself through a rare combination of deep industry, product, and brand experience as well as her strong track record of both transformation and growth at scale. She demonstrated an ability to clearly articulate the lululemon brand’s essence and future opportunity, while also bringing a pragmatic, execution-oriented mindset.

During Ms. O’Neill’s tenure at Nike, she oversaw the global consumer and product engine and helped shape the company’s connection with consumers and athletes worldwide. In her most recent role, Heidi was responsible for resetting the brand foundation while also reducing product development timelines to accelerate speed to market. She also spent over 15 years leading Nike’s apparel — inclusive of its merchandising, design, and innovation businesses — through a period of rapid growth. Ms. O’Neill established and built Nike’s Women’s business and grew it into a multi-billion-dollar franchise. And she led important digital transformations as an early digital champion and innovator, during a period of rapid digital commerce sales growth of more than 65%.ii

Just as important as Ms. O’Neill’s professional skills and operating track record are the deep respect she has for lululemon’s brand and her understanding of our culture. She knows the power of bringing the organization together around our shared mission and values, connecting every function to what makes lululemon special and truly differentiated in the market. She shares our belief that the strongest brands are built through authentic human connection and recognizes the unique relationship we have with our guests and the communities we have built. She believes in lululemon’s focus on mindful performance, empowering our guests to feel their best, perform their best, and reach their goals. She is passionate about wellbeing and sees the opportunity for growth that represents.

We have an outstanding team at lululemon that is already advancing our strategies to strengthen brand health, improve performance, and enhance shareholder value. Ms. O’Neill will have a strong foundation to build upon for a fast start as she accelerates our path forward. She is the right CEO at the right time to deliver on lululemon’s full potential in the near- and long-term.

A Purpose-Built, Refreshed, and Independent Board
with Critical Experience and Skills to Guide lululemon Forward lululemon’s Board brings together the experience and perspective needed to provide effective oversight as the company works to realize its full potential. Your Board has been thoughtfully and consistently refreshed over time, with six directors — nearly 70% of the current Board, including all three nominees standing for election this year — appointed within the past five years.

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ii        Reflects Nike, Inc. digital commerce sales growth from fiscal 2020 to fiscal 2021. Source: Nike, Inc. Fiscal 2021 Form 10-K

Each of lululemon’s directors brings important expertise that has been specifically sought out, taking into consideration the skills and knowledge needed to support the company’s success long into the future. Collectively, your Board’s experience spans product-led innovation, brand building, premium and vertical apparel retail, corporate transformations and turnarounds, finance and accounting leadership, digital and AI strategy and development, and growing a consumer brand in the China market. The directors together bring not only deep knowledge of the consumer, but also leadership experience at scaled global businesses dependent on meaningful innovation, and governance expertise gained through extensive public company board service. Importantly, the Board is working with the leadership team in guiding and supporting the critical actions underway to drive improved performance and shareholder value.

Our three directors up for election — Chip Bergh, Esi Eggleston Bracey, and Teri List — represent the future of the Board. Mr. Bergh and Ms. Eggleston Bracey joined the Board this year, and Ms. List joined in 2024. All three of our nominees have proven track records with executive leadership and public-company Board experience, and bring valuable skillsets relevant to lululemon’s business and vastly superior backgrounds to Mr. Wilson’s nominees:

🗸

Chip Bergh, who joined the Board in March, brings depth and experience as a true brand expert. While President & Chief Executive Officer of Levi Strauss & Co. for over 12 years, he led its dramatic turnaround, putting the brand back at the center of culture, driving profitable growth, and overseeing its successful 2019 IPO. He served in roles of increasing scope and responsibility during his 28-year tenure at Procter & Gamble, including leading the Gillette Blades & Razors business after it was acquired, the turnaround of Mr. Clean and Old Spice, and the development of Swiffer, one of the company’s most successful organic new brands in the last three decades. Mr. Bergh has nearly 20 years of public company board experience, including currently serving as a director for e.l.f. beauty, Pinterest, and HP, where he is independent chairman of the board.

🗸

Esi Eggleston Bracey, who joined the Board in April, brings a proven track record of creative leadership, aspirational brand reinvention, innovation, and operational leadership at scale from her more than 30-year career at global consumer and beauty companies. As Chief Growth and Marketing Officer at Unilever, she oversaw transformation of the $60 billion business’ global marketing operating model. As President of Unilever USA and CEO of Unilever Personal Care in North America, she oversaw a multi-billion-dollar portfolio, including Dove, one of the company’s largest and most iconic brands. Earlier, she modernized and repositioned COVERGIRL into a billion-dollar brand and, as President of Consumer Beauty at Coty, led the integration of Procter & Gamble’s retail beauty brands. She also serves on the board of Williams-Sonoma and sits on its audit and finance committee.

🗸

Teri List, who joined the Board in 2024 and serves as lululemon’s Audit Committee Chair and financial expert, brings over three decades of experience in corporate finance, accounting, and technology. She has served as CFO and senior finance executive at multiple Fortune 500 retail and consumer companies, including The Gap and Kraft Heinz. In Ms. List’s CFO roles, she has helped organizations navigate through market cycles and instilled financial rigor and accountability across teams. In addition, she has led initiatives to drive operational efficiency, strengthen cost discipline, and advance IT capabilities in commerce, analytics, and inventory management. Ms. List also brings nearly 15 years of governance expertise from her board service, including her current director roles with Visa, Microsoft, and Danaher.

In addition to your Board actively refreshing its composition of directors, we regularly review the company’s governance practices. As part of this review, we considered and support Mr. Wilson’s proposal to have all directors elected annually for one-year terms. We encourage shareholders to vote “FOR” this annual director elections proposal.

Mr. Wilson is Putting lululemon at Risk;

His Campaign is Just the Latest Iteration of His Long-Standing Personal Grievances
and Desire to Regain Influence at lululemon

Mr. Wilson has shown that he does not have a full understanding of the business today or the brand’s future potential and remains intractably focused on the past. His vision for lululemon appears to be frozen in time, viewing lululemon through the lens of a founder who has been outside the boardroom for over a decade and away from any operating responsibility within the company for nearly 15 years.

Rather than recognizing that lululemon’s scale and expanded global reach require a different strategy and operational approach, his proclamations about the Board and how the company should be run seem to be based on his recollections of a business that was a fraction of the size it is today. He also has a skewed understanding of public company governance, as he routinely confuses the roles of management and the Board. His ideas would either undermine effective strategy and corporate governance or are already being implemented. Further, Mr. Wilson’s current campaign largely recycles criticisms he has made repeatedly over the last decade, even when the company was delivering industry-leading revenue and operating income growth. This demonstrates that he appears to be driven by personal grievances and a longstanding desire to return to a position of influence with the company, rather than finding a constructive path forward that would benefit lululemon and all of the company’s shareholders.

The Board and leadership team have engaged with Mr. Wilson extensively over the years, and have been open to his ideas about the business even though he had no formal role or involvement with the company. We have attempted to maintain a cordial and productive relationship with Mr. Wilson; however, he has repeatedly launched public attacks against the company year after year and has made controversial public statements that have had a negative impact on the brand. In addition to his many shareholder letters, media interviews, advertisements, and social media posts, Mr. Wilson has published two books to air his personal grievances against the Board and leadership.

Despite all of this, your Board has remained open-minded and made repeated good faith attempts to reach a reasonable resolution with Mr. Wilson to avoid a costly and distracting proxy contest. Starting last year, we offered to evaluate any potential director candidates who Mr. Wilson wanted the Board to consider as part of our refreshment efforts. Once the leadership transition was announced, the Board also asked him to share any potential CEO candidate names. He declined to provide names in both cases. Further, after Mr. Wilson formally notified the Board of his director nominees, he refused for months to make them available for interviews.

Instead, he ultimately took an extreme position of insisting on the installment of all three of his nominees, and has paired that with a series of requirements that demonstrate the true goal of his campaign: he wants the ability to dictate our strategy from outside the boardroom. His shifting demands have included:

•        Quarterly meetings for the new CEO and three directors to provide non-public information and “present business, strategy, two upcoming seasons of product, and alignment on muse” to Mr. Wilson and his son for their review — all while they continue their extensive involvement in competing business ventures.

•        The formation of an “innovation and strategy committee” chaired by one of his nominees, with a mandate to oversee succession planning and the CEO search process, bypassing the company’s corporate governance rules and shareholder expectations.

•        Two of his nominees serving on the Board’s Corporate Responsibility, Sustainability and Governance Committee, with one of those serving as Chair of the committee despite not having governance expertise or experience serving on such a committee. More broadly, Mr. Wilson has proposed placing his nominees across other Board committees, including the Audit Committee, despite his nominees not having the necessary financial expertise.

•        The right of Mr. Wilson to “designate” replacements in the event any of his directors depart from the Board for any reason.

•        The establishment of a “100-day” 10-person committee comprised of former company employees to provide input to the company’s strategy.

Shareholders should also be aware that Mr. Wilson has significant investment and leadership positions in a direct competitor to lululemon and recently launched a venture to back and grow future competitors. He has also told Board members that he has advised two other direct competitors. No competent public company board would ever give a direct competitor as much influence or insight into strategy and future product plans as Mr. Wilson has demanded.

To make things worse, at every step, Mr. Wilson has continued his persistent public attacks against the company. These disruptive, brand-damaging tactics that again have included multiple publicity stunts are hurting shareholders, alienating our guests, and undermining the efforts of our employees who work hard every day to deliver incredible product and guest experiences.

While Mr. Wilson continues to recycle outdated views on the further trajectory of the company and remains adamant that the only acceptable solution is one that maximizes his personal influence, your Board and the company’s leadership team are advancing the strategies needed to deliver on lululemon’s potential and position this incredible business for long-term success.

Mr. Wilson’s Nominees Do Not Have the Necessary Experience;
Electing Any of Mr. Wilson’s Nominees Would Remove Critical Skills
and Expertise from Your Board

A Board overseeing an $11+ billion global business needs directors with skills and experience to provide appropriate oversight while driving performance and shareholder value. Your Board has been selected, over years of active refreshment, for this very purpose.

We interviewed and spent considerable time with all three of Mr. Wilson’s nominees and determined that their appointment would not be beneficial to shareholders and, if elected, would remove critical skills from your Board. Further, the election of these nominees would be an endorsement of the views of a founder with outdated perspectives about how to position the business and future of the company, as well as troubling conflicts of interest.

A cursory examination of the backgrounds of Mr. Wilson’s nominees should convince shareholders that the appointment of any member of Mr. Wilson’s slate would result in a significant degradation of your Board’s experience and expertise, including the loss of deep industry and corporate governance experience as well as financial expertise that is required for a public company.

🗶

Laura Gentile has no public company board experience, no direct experience in apparel or retail, and has not held a position with responsibility for enterprise-level decisions of a public company. A former marketing executive at ESPN — a division of The Walt Disney Company — Ms. Gentile’s career has been almost entirely focused on sports media.

🗶

Eric Hirshberg has no public company board experience and no direct experience in apparel or retail. He was CEO for a segment of Activision Blizzard, not an enterprise CEO, and oversaw video game franchises with audiences vastly different from lululemon. Following his retirement from Activision eight years ago, he has had no executive-level professional experience.

🗶

Marc Maurer has no public company board experience and limited apparel experience with a business that is ~2% of lululemon’s size.iii Most concerning, however, is a personal stake worth tens of millions of dollars in a competitor that comprises a considerable portion of his net worth.

Electing any of Mr. Wilson’s nominees would represent a meaningful downgrade to your Board’s skills and experience and would jeopardize the ability of the leadership team and our incoming CEO to effectively build on and accelerate lululemon’s action plan at a critical time for the business.

The choice is clear. Vote on the WHITE proxy card “FOR” lululemon’s three directors — Chip Bergh, Esi Eggleston Bracey, and Teri List — who are proven leaders with deep industry, innovation, finance, and governance expertise.

Taking Actions to Drive lululemon Forward and Create Value for Shareholders

Your Board and leadership team are executing with urgency and discipline to foster strong brand health and deliver improved financial results and enhanced value for shareholders. With a refreshed Board bringing critical skills and knowledge, an incoming CEO with expertise across product, brand, and operational discipline at scale, and strong leaders continuing to advance our action plan strategies, the company is well positioned to build on our strong foundation and capitalize on the significant opportunities ahead.

Our three highly qualified, independent director candidates — Chip Bergh, Esi Eggleston Bracey, and Teri List — are the future of the Board and bring valuable experience and perspectives to help drive the company’s long-term success and deliver value creation for shareholders.

This is the moment to support lululemon’s progress — not put it at risk.

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iii       Reflects On Holding AG’s disclosed apparel segment revenue relative to lululemon’s apparel revenue for the latest fiscal year. Source: On Holding AG public disclosures

Your Board recommends that you vote “FOR” ALL THREE of lululemon’s highly qualified, independent directors — Chip Bergh, Esi Eggleston Bracey, and Teri List — using the WHITE proxy card today. Please simply disregard any gold proxy card you may receive from Dennis J. “Chip” Wilson.

Thank you for your continued support.

Sincerely,

The lululemon Board of Directors

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY SHARES YOU OWN.

Whether or not you plan to attend the Annual Meeting, your Board recommends you vote using the WHITE proxy card provided by management to vote “FOR” the nominees and proposals recommended by your Board, as soon as possible.

If you have already submitted a gold proxy card, you may revoke that vote by voting again using lululemon’s WHITE proxy card. Only your latest-dated valid proxy will be counted at the Annual Meeting.

If you have any questions or require assistance with voting your WHITE proxy card, please contact our proxy solicitation firm, Okapi Partners:

(888) 785-6617

info@okapipartners.com

lululemon’s definitive proxy materials, including its definitive proxy statement and other materials regarding the Board’s recommendations for the 2026 Annual Meeting, can be found at voteforlululemon.com.

About lululemon

lululemon (NASDAQ:LULU) is a technical athletic apparel, footwear, and accessories company for yoga, running, training, and most other activities, creating transformational products and experiences that build meaningful connections, unlocking greater possibility and wellbeing for all. Setting the bar in innovation of fabrics and functional designs, lululemon works with yogis and athletes in local communities around the world for continuous research and product feedback. For more information, visit lululemon.com.

Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements, which are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including those related to successful leadership integration, execution of business strategies, and other factors described in reports we file from time to time with the Securities and Exchange Commission (the “SEC”), including Forms 10-K and 10-Q. We undertake no obligation to update any forward-looking statements.

Important Additional Information and Where to Find It

The company has filed a definitive proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the SEC in connection with the solicitation of proxies from the company’s stockholders for the company’s 2026 annual meeting of stockholders. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC filings” link in the “Financial Information” section of the “Investors” tab of the company’s website at https://corporate.lululemon.com/.

Investor Contacts

lululemon athletica inc.

Howard Tubin

1-604-732-6124

or

ICR, Inc.

Joseph Teklits

1-203-682-8200

Media Contacts

lululemon athletica inc.

Madi Wallace

1-604-732-6124

or

Joele Frank, Wilkinson Brimmer Katcher

Leigh Parrish / Jed Repko

1-212-355-4449